Executive Form

E*TRADE FINANCIAL CORPORATION
RESTRICTED STOCK UNITS AGREEMENT
E*TRADE Financial Corporation has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the E*TRADE Financial Corporation 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”), the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Agreement or the Plan.

1.	DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Unless otherwise defined in this Agreement or in Exhibit A hereto, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.
1.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	ADMINISTRATION.
2.1    Committee Authority. All questions of interpretation concerning the Grant Notice and this Agreement shall be determined by the “Committee” (as defined below). All determinations by the Committee shall be final and binding upon all persons having an interest in this Agreement or the Award, including the Participant. Any Officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.
2.2    Definition of Committee. For purposes of this Agreement, the “Committee” means the Compensation Committee, the Governance Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the

Board; provided that if no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

3.	THE AWARD.
3.1    Grant of Restricted Stock Units. On the Date of Grant, the Participant shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 3.3 and Section 7. Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) share of Stock.
3.2    No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon settlement of the Units.
3.3    Dividend Equivalent Units. On the date that the Company pays a cash dividend to holders of Stock generally, the Participant shall be credited with a number of additional whole Dividend Equivalent Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per share of Stock on such date and (ii) the total number of Restricted Stock Units and Dividend Equivalent Units credited to the Participant pursuant to the Award as of the date on which such dividend was declared, by (b) the Fair Market Value per share of Stock on such date. Such additional Dividend Equivalent Units shall be subject to the same terms and conditions and shall be vested or forfeited in the same manner and at the same time as the Restricted Stock Units originally subject to the Award with respect to which they have been credited.

4.	VESTING OF UNITS.
4.1    Normal Vesting. Except as provided in this Section 4, the Units shall vest and become Vested Units as provided in the Grant Notice, subject to the Participant’s continued Service through the applicable vesting date.
4.2    Death and Disability. Notwithstanding anything in the Grant Notice, any Units that are outstanding and unvested shall vest and become Vested Units upon Participant’s death or termination of Service as a result of Disability, whether occurring prior to, on or following a Change in Control.
4.3    Involuntary Termination or Retirement Outside a Change in Control Period. Notwithstanding anything in the Grant Notice, any Units that are outstanding and unvested upon the Participant’s Involuntary Termination or Retirement, in each case occurring outside a Change in Control Period (the “Post-Termination Units”), shall not terminate, but will remain eligible to become vested on the applicable dates set forth in the Grant Notice as if the Participant’s Service had not terminated; provided that (i) the Participant signs the Release and any revocation period with respect thereto expires without revocation within 60 days following the date of termination, (ii) the settlement of the tranche of Units that would first vest following the termination date if the Participant had remained in Service shall occur on the latest of (1) the applicable vesting date set forth in the Grant Notice, (2) the date the Release becomes effective and (3) the 60th day following the date of termination, if the 60 day period referenced in this Section 4.3 in respect of the Release begins in one calendar year and ends in another and (iii) all of the Post-Termination Awards will be canceled immediately if any of the following events occur at any time before the applicable vesting date set forth in the Grant Notice:
(a)    The Participant acts in any manner that the Committee determines is contrary or materially harmful to the interests of the Company or any of its subsidiaries;
(b)    During the 12-month period following termination of Service, the Participant fails to comply with any restrictive covenants to which the Participant is subject;
(c)    The Participant encourages or solicits any employee, consultant, or contractor of the Company or its affiliates to leave or diminish their relationship with the Company for any reason or to accept employment, consultancy or a contracting relationship with any other company;
(d)    The Participant, directly or indirectly, encourages or solicits or attempts to encourage or solicit any customers, clients, partners or affiliates of the Company to terminate or diminish their relationship with the Company;
(e)    The Participant disparages the Company or its officers, directors, employees, products or services;
(f)    The Participant misuses or discloses the Company’s confidential or Proprietary Information, breaches any proprietary information, confidentiality agreement or any other agreement between the Participant and the Company (or any of its affiliates), or breaches any release of claims executed by the Participant in connection with the Participant’s termination of Service;
(g)    The Participant fails or refuses to cooperate with or assist the Company in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Company is a subject, target or party and as to which the Participant may have pertinent information; or

(h)    The Company determines that the Participant’s Service could have been terminated for Cause (regardless of any “cure” periods) or that the Participant’s actions or omissions during Service caused a restatement of the Company’s financial statements or constituted a violation of the Company’s policies and standards.
Notwithstanding anything set forth in this Section 4.3 to the contrary, the Post-Termination Awards shall become fully vested and settled upon the death of the Participant or upon a Change in Control that constitutes a “a change in ownership”, a “change in effective control”, or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A and the Section 409A Regulations (a “409A Change in Control”).
4.4    Certain Events Occurring During a Change in Control Period. Notwithstanding anything in the Grant Notice, any Units that are outstanding and unvested upon the commencement of a Change in Control Period shall not terminate, but will remain eligible to become vested on the applicable dates set forth in the Grant Notice; provided that if (i) either (1) the Participant’s Service terminates as a result of an Involuntary Termination during a Change in Control Period or (2) the Participant is or becomes Retirement-Eligible during a Change in Control Period and (ii) the Participant signs the Release and any revocation period with respect thereto expires without revocation within 60 days following the date of the applicable event, then any Units that are outstanding and unvested as of the date of such applicable event shall become Vested Units and shall be settled in full on the date the Release becomes effective.
Notwithstanding the foregoing, if (a) the applicable event referenced in this Section 4.4 occurs during a Change in Control Period but prior to a 409A Change in Control, then to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, the Units will be settled on the same Vesting Dates on which such settlement would have occurred if the Participant remained in Service and (b) if the 60 day period referenced in this Section 4.4 in respect of the Release begins in one calendar year and ends in another, then the RSUs will be settled in the second calendar year.
4.5    Termination for Cause. If the Participant’s Service is terminated for Cause, then all of the then-outstanding and unvested Units shall immediately be forfeited and cancelled without the payment of any consideration to the Participant.
4.6    Termination for Any Other Reason. If the Participant’s Service terminates while any of the Units are unvested for any reason not set forth in this Section 4, then all of the then-outstanding and unvested Units shall be immediately cancelled and forfeited without the payment of any consideration to the Participant unless the Committee determines to provide for the vesting and settlement of all or some of such Units in its sole discretion.

5.	SETTLEMENT OF THE AWARD.

5.1    Issuance of Shares of Stock. Subject to the provisions of Section 5.3 below, the Company shall issue to the Participant, on the Settlement Date with respect to each Unit to be settled on such date, one (1) share of Stock; provided however, that if such Settlement Date is a date on which a sale by the Participant of the Stock to be issued in settlement of such Unit would violate the Insider Trading Policy of the Company, then the Settlement Date with respect to such Unit shall be the earlier of (a) the next day on which such sale would not violate the Insider Trading Policy or (b) the last date on which such issuance may be made without incurring accelerated taxation or tax penalties under Section 409A. For purposes of this Section, “Insider Trading Policy” means the written policy of the Company pertaining to the sale, transfer or other disposition of the Company’s equity securities by members of the Board, Officers or other employees who may possess material, non-public information regarding the Company, as in effect at the time of a disposition of any shares of Stock. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 5.3.
5.2    Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares settled under the Award shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
5.3    Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
5.4    Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

6.	TAX WITHHOLDING AND OTHER TAX ISSUES.
6.1    In General. Regardless of any action the Company and/or the Participating Company employing the Participant (the “Employer”) take with respect to any or all income tax (including the U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Restricted Stock Units, the subsequent sale of any shares of Stock acquired upon vesting and the receipt of any dividends or Dividend Equivalent Units; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items.
6.2    Withholding Methods. Prior to the relevant taxable event, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, if permissible under local law, the Participant authorizes the Company and/or the Employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Participant by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (b) withholding from the proceeds of the sale of shares of Stock acquired upon vesting of the Award; (c) arranging for the sale of shares of Stock otherwise deliverable to the Participant (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization); or (d) withholding otherwise deliverable shares of Stock, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount or such other amount as may be necessary to avoid adverse accounting treatment. If the Company satisfies the obligation for Tax-Related Items by withholding a number of shares as described herein, the Participant shall be deemed, for tax purposes only, to have been issued the full number of shares of Stock subject to the Vested Units, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. Participant understands that in the event he or she becomes Retirement-Eligible, the Company may be required to make certain payroll tax withholdings at such time (prior to the Settlement Date).
Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Participant acknowledges and agrees that the Company may refuse to deliver shares of Stock if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section.

6.3	Section 409A.
(a)    The Award is intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A to the maximum extent possible. To the extent Section 409A is applicable to this Award (and in any event if Participant is Retirement-Eligible), this Award is intended to comply with Section 409A and to be interpreted and construed consistent with such intent.
(b)    Without limiting the generality of the foregoing, if the Participant is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of Participant’s termination of service at a time when this Award pursuant its terms would be vested (including without limitation as a result of Participant’s Retirement), then to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, shares of Stock that would otherwise be issued under this Award (or any other amount due hereunder) at such termination of service shall instead be issued on the first business day after the first to occur of (i) the date that is six months following the Participant’s termination of employment and (ii) the date of the Participant’s death.
(c)    For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Participant’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.

7.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.
Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

8.	RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT.
The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 3.3 and Section 7. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.
9.    ACKNOWLEDGEMENT OF NATURE OF PLAN AND AWARD. In accepting the Award, the Participant acknowledges that:
9.1    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
9.2    the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past;
9.3    all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
9.4    the Participant is voluntarily participating in the Plan;
9.5    the Award is an extraordinary item that does not constitute compensation of any kind for Service of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment or service contract, if any;
9.6    the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, any nonqualified pension or retirement benefits, welfare benefits or similar payments and, except to the extent provided under the written terms of the applicable plan, any qualified pension benefits, and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
9.7    in the event that the Participant is not an Employee of the Company or any Participating Company, the Award and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Participating Company;
9.8    the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;
9.9    in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or shares of Stock acquired upon vesting of the Award resulting from termination of the Participant’s Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;
9.10    in the event of termination of the Participant’s Service (whether or not in breach of local labor laws), the Participant’s right to receive an Award and vest in an Award under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively rendering Service and will not be extended by any notice period mandated under local law (e.g., active Service will not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively rendering Service for purposes of the Award;
9.11    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Stock; and
9.12    the Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

10.	DATA PRIVACY.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Employer, the Company and the Participating Company Group for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Participant understands that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

11.	LANGUAGE.
If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

12.	LEGENDS.
The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

13.	RECOUPMENT OF VESTED AWARDS.
If the Company determines that the Participant has breached the Company’s Proprietary Invention Protection Agreement or any other restrictive covenant to which the Participant is subject with respect to the Company (a “Restrictive Covenant Breach”), then the Company may, in addition to any other remedies that the Company may have at law or in equity, require that the Participant promptly either (i) return to the Company any shares of Stock that the Participant acquired pursuant to this Award or any other equity award previously or subsequently granted to the Participant (an "Applicable Award"), if the Participant still holds such shares of Stock, or (ii) repay to the Company the value of such shares of Stock, as determined by the Company in its sole discretion, if the Participant has previously disposed of such shares of Stock. In addition, in the event of a Restrictive Covenant Breach, the Company may require that the Participant immediately forfeit any shares of Stock underlying any portion of an Applicable Award that had previously vested but for which the shares of Stock had not yet been delivered to the Participant. The Participant hereby agrees to cooperate with the Company with respect to the matters set forth in this Section 13.

14.	MISCELLANEOUS PROVISIONS.
14.1    Termination or Amendment. The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.
14.2    Nontransferability of the Award. Prior the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
14.3    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
14.4    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
14.5    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
(a)    Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)    Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.5(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 13.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.

Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).
(c)    Consent to Electronic Participation. If requested by the Company, the Participant hereby consents to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant understands, however, that he or she is not required to consent to electronic participation as described in this Section.
14.6    Integrated Agreement. The Grant Notice, this Agreement and the Plan, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Award shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any release of the Award and shall remain in full force and effect.
14.7    Applicable Law. The construction, interpretation and performance of this Agreement, and the transactions under it, shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws and choice of law rules.
14.8    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
14.9    Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.	APPENDIX.
Notwithstanding any provision herein, the Participant’s participation in the Plan shall be subject to any special terms and conditions as set forth in the Appendix for Participant’s country of residence, if any. The Appendix constitutes part of this Agreement.

Exhibit A
Certain Defined Terms
For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
(a)    “Cause” shall have the meaning set forth in the Participant’s Employment Agreement; provided that if the Participant is not subject to an Employment Agreement or if such Employment Agreement does not define “Cause” or a substantially similar term, then Cause shall mean the occurrence of any of the following:
(i)    the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any material employment or Company records;
(ii)    the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform the Participant’s duties with the Company;
(iii)    the Participant’s intentional and repeated failure to perform stated duties after notice from the Company of, and a reasonable opportunity to cure, such failure;
(iv)    the Participant’s improper disclosure of the Company’s confidential or Proprietary Information;
(v)    any material breach by the Participant of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by the Participant and has a material detrimental effect on the Company’s reputation or business; or
(vi)    any material breach by the Participant of this Agreement, the Participant’s Employment Agreement or of any agreement regarding proprietary information and inventions, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.
In the event that the Company terminates the Participant’s employment for Cause, the Company shall provide written notice to the Participant of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an involuntary termination without Cause. However, if, within thirty (30) days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company shall provide the Participant with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, and the Company shall not be required to provide any of the benefits under Sections 4.2, 4.3 or 4.4.
(b)    “Change in Control” shall have the meaning set forth in the Participant’s Employment Agreement; provided that if the Participant is not subject to an Employment Agreement or if such Employment Agreement does not define “Change in Control” or a substantially similar term, then Change in Control shall mean any of the following:
(i)    (X) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities other than the acquisition of the Company’s common stock by a Company-sponsored employee benefit plan or through the issuance of shares sold directly by the Company to a single acquiror; or (Y) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing less than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities, but in connection with the person’s acquisition of securities the person acquires the right to terminate the employment of all or a portion of the Company’s management team;
(ii)    the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;
(iii)    a change in the composition of the Board occurring within a period of twenty-four (24) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;
(iv)    effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or
(v)    a liquidation or dissolution of the Company.
The Incumbent Directors shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company, which, in the aggregate, would result in a Change of Control, are related, and its determination shall be final, binding and conclusive.
(c)    “Change in Control Period” shall mean the period commencing on the earlier of: (i) 60 days prior to the date of consummation of the Change in Control; (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control.
(d)    “Change in Control Period Good Reason” shall have the meaning set forth in the Participant’s Employment Agreement; provided that if the Participant is not subject to an Employment Agreement or if such Employment Agreement does not define “Change in Control Period Good Reason” or a substantially similar term, then Change in Control Period Good Reason shall mean any of the following occurring without the Participant’s written consent:
(i)a material decrease in the Participant’s base salary other than as part of any across-the-board reduction applying to all senior executives of an acquiror;
(ii)a material, adverse change in the Participant’s title, authority, responsibilities or duties, as measured against the Participant’s title, authority, responsibilities or duties immediately prior to such change; provided that for purposes of this subsection (ii), in addition to any other material, adverse change in title, authority, responsibilities or duties, a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report shall constitute an event of “Change in Control Period Good Reason”;
(iii)the relocation of the Participant’s principal workplace to a location greater than fifty (50) miles from the prior workplace; or
(iv)any material breach by the Company of any provision of this Agreement or the Participant’s Employment Agreement, which breach is not cured within thirty (30) days following written notice of such breach from the Participant;
provided that the Participant shall have provided written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition.
(e)    “Disability” means the Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(f)    “Dividend Equivalent Units” mean additional Restricted Stock Units credited pursuant to Section 3.3.
(g)    “Employment Agreement” shall mean the employment agreement or similar services agreement between the Participant and the Company, a Participating Company or any of their respective affiliates as in effect from time to time.
(h)    “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(i)	“Involuntary Termination” shall mean the occurrence of one of the following:
(i)    termination by the Company of the Participant’s employment with the Company for any reason other than Cause at any time;
(ii)    the Participant’s resignation from employment for Non Change in Control Period Good Reason within six months following the occurrence of the event constituting Non Change in Control Period Good Reason; or
(iii)    during a Change in Control Period, the Participant’s resignation from employment for Change in Control Period Good Reason within six months following the occurrence of the event constituting Change in Control Period Good Reason.
(j)    “Non Change in Control Period Good Reason” shall have the meaning set forth in the Participant’s Employment Agreement; provided that if the Participant is not subject to an Employment Agreement or if such Employment Agreement does not define “Non Change in Control Period Good Reason” or a substantially similar term, then Non Change in Control Period Good Reason shall mean any of the following occurring without the Participant’s written consent:
(i)    a decrease in the Participant’s base salary of greater than 20% in the aggregate;
(ii)    a material, adverse change in the Participant’s title, authority, responsibilities or duties, as measured against the Participant’s title, authority, responsibilities or duties immediately prior to such change; provided that for purposes of this subsection, a material, adverse change shall not occur merely by a change in reporting relationship; or
(iii)    the relocation of the Participant’s principal workplace to a location greater than fifty (50) miles from the prior workplace;
(iv)    any material breach by the Company of any provision of this Agreement or the Employment Agreement, which breach is not cured within thirty (30) days following written notice of such breach from the Participant;
provided that the Participant shall have provided written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition.
(k)    “Proprietary Information” is information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, vendor lists, customer lists, terms of compensation and performance levels of Company employees, and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from another person or entity.
(l)    “Release” shall mean a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in a form reasonably acceptable to the Company, which has been executed by the Participant and not revoked within the applicable revocation period.
(m)    “Retirement” means termination of Participant’s Service at or following Participant becoming Retirement-Eligible.
(n)    “Retirement-Eligible” means Participant is at least age 60 and has at least 5 years of consecutive Service.
(o)    “Settlement Date” means, except as otherwise set forth in Section 4, the date on which a Unit becomes a Vested Unit in accordance with Section 4.
(p)    “Units” mean the Restricted Stock Units originally granted pursuant to the Award and the Dividend Equivalent Units credited pursuant to the Award, as both shall be adjusted from time to time pursuant to Section 7.